CODE OF ETHICS

CODE OF ETHICS MANUAL

1. Introduction and Ethical Commitment
1.1 Purpose and Identification
This Code of Ethics outlines the high standards of integrity, ethical behaviour, and professional conduct required of all Directors and Employees of ActiveAlpha Investment Advisors Private Limited ("the Firm"). The Firm is registered in India under the Companies Act of 2013.
1.2 Firm's Commitment to Ethics
The Firm is committed to conducting its business in full compliance with all applicable laws, rules, and regulations in all jurisdictions in which it operates. In accordance with global best practices, the Firm commits to:
•Maintain the highest standards of integrity and fiduciary duty.
•Ensure fair, transparent, and ethical treatment of all clients.
•Foster a culture of compliance, accountability, and professionalism.
•Promote the protection of client interests as the Firm’s highest priority.
1.3 Personal Responsibility
Every Employee is individually responsible for understanding and complying with this Code and the Firm’s policies. Employees must:
•Seek guidance from the Compliance Officer when unclear about obligations.
•Promptly report any actual and potential violations.
•Certify annually that they have read and understood the Code.

2. Core Ethical Principles
The following ethical principles apply to the Firm and all personnel ("Employees") and must not be breached by any acts or omissions.
2.1 Principles Applicable to the Firm

Principle	Ethical Requirement
Fiduciary Duty	The Firm must act in the best interest of its clients at all times, placing client interests ahead of its own.
Integrity	Conduct all activities with honesty, fairness, and transparency.

Principle	Ethical Requirement
Due skill, care and diligence	Ensure professional competence and responsible decision-making.
Market conduct	Maintain the highest standards of financial market conduct.
Conflicts of interest	Identify, mitigate, and disclose conflicts in accordance with US and global expectations.
Fair and Full Disclosures	Provide clients with clear, fair, and not misleading information.

2.2 Principles for Employees
Employees must:
•Demonstrate integrity, professionalism and ethical judgement.
•Exercise due care and competence.
•Avoid actions that could harm clients or the Firm.
•Maintain market integrity.
•Avoid even the appearance of impropriety.
2.3 Fitness and Propriety
Employees must be fit and proper to perform their duties. Evaluation includes:
•Personal integrity and honesty.
•Financial responsibility.
•Competence, capability and relevant expertise.
•Commitment to ongoing learning and compliance.

3. Integrity in the Market and Confidentiality
3.1 Insider Trading and Material Non-Public Information (MNPI)
The Firm applies global standards, including SEC Rule 10b-5 prohibitions. Employees must not:
•Trade or cause others to trade securities while in possession of MNPI.
•Disclose MNPI except through controlled, authorized channels.

•Engage in front-running, tailgating, or any trading that misuses client information.
•Engage in short-swing or speculative trades that create appearance risks.
The Firm maintains a Restricted List and Watch List, and trading is monitored consistent with the regulator’s compliance norms.
3.2 Market Misconduct and Fraud
Employees must never engage in:
•Market manipulation, including creating artificial prices or misleading trading activity.
•Fraud, misrepresentation, or omission of material facts.
•Any conduct that is deceptive, manipulative, or abusive under global regulatory standards.
3.3 Chinese Walls and Confidentiality Controls
The Firm maintains information barriers to prevent unauthorized flow of MNPI. Requirements include:
•Sharing confidential information strictly on a need-to-know basis.
•Secure storage of all sensitive information.
•A clean-desk policy and secure disposal protocols.
•Avoiding discussions in public or unsecured environments.

4. Conflicts of Interest and Outside Activities
4.1 Conflicts of Interest Management
Consistent with SEC expectations, the Firm will:
•Identify all actual or potential conflicts.
•Mitigate conflicts through internal controls.
•Fully and fairly disclose conflicts to clients where required.
•Decline to act where conflicts cannot be effectively managed.
Examples include:
•Personal interests conflicting with client interests.
•Allocation of investment opportunities between clients.
•Preferential treatment of certain clients.

4.2 Outside Business Interests
Employees must:
•Disclose and obtain pre-approval for all outside employment, directorships, advisory roles, or business ventures.
•Avoid outside business interests that create conflicts or impair performance.

4.3 Gifts, Entertainment, and Benefits
Best practice incorporates both monetary caps and intent-based evaluation.
•Prohibition: Cash, cash equivalents, and lavish or frequent gifts.
•Pre-Approval: Required for any gift or entertainment above the Firm’s threshold of ₹1000.
•Disclosure: All gifts and entertainment must be logged.
•Client-related entertainment must be reasonable, infrequent, and have a legitimate business purpose.

5. Personal Investment Rules (Personal Account Dealing)
The Firm recognizes the importance of maintaining confidentiality of client portfolios and trading strategies.
5.1 Covered Persons
Applies to:
•Employees.
•Spouse / domestic partner.
•Minor children.
•Any account over which the Employee exercise control or beneficial ownership.
5.2 Pre-Clearance and Restrictions
•All trades in reportable securities require pre-clearance.
•A 30-day minimum holding period applies unless an exception is granted.
•Employees may not trade securities on the restricted list.
•IPOs and limited offerings require special approval and may be restricted entirely.

5.3 Reporting Obligations
•Initial Holdings Report (within 10 days of joining).
•Quarterly Transactions Reports – filed within 30 days of quarter-end.
•Annual Holdings Report – confirming all holdings and accounts.
•Nil reports required even when no activity has occurred.
5.4 Exempt Transactions
Generally exempt securities include:
•Mutual funds and ETFs not advised by the Firm
•Government securities
•Fixed deposits
•Retirement accounts without Employee-directed trading

6. Whistleblower Protection and Reporting Violations
6.1 Culture of Transparency
The Firm encourages the reporting of misconduct without fear of retaliation. Consistent with global best practices, the Firm guarantees:
•Confidential handling of all reports.
•Protection against retaliation for good-faith reporting.
•Independent investigation by the Compliance Officer or designated authority.
6.2 Reporting Channels
Employees may report concerns to:
•Their manager.
•The Compliance Officer.
•A Director.
•Anonymously.
False or malicious accusations will result in disciplinary action.

7. Disciplinary Measures
Violations of this Code may result in:
•Written warnings

•Suspension of duties
•Financial penalties
•Termination of employment
•Regulatory reporting where required
The Firm applies disciplinary measures consistently and fairly.

8. Annual Certification and Training
All Employees must:
•Annually certify compliance with the Code.
•Complete mandatory ethics and compliance training.
•Promptly disclose any updates to personal or financial circumstances relevant to compliance obligations

9. Acknowledgement
By signing up for employment, the Employee acknowledges:
•Receipt and understanding of the Code.
•Agreement to comply with all policies and procedures.
•Awareness that breach may result in disciplinary action.

Revised January 1, 2025